                                     Taubman Centers, Inc.
                                                                                                            200 East Long Lake Road
                        Bloomfield Hills, MI  48304
                        (248) 258-6800

CONTACT:        Barbara K. Baker
Vice President, Investor Relations
(248) 258-7367
bbaker@taubman.com
www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN COMPLETES FAIR OAKS REFINANCING

BLOOMFIELD HILLS, Mich., April 1, 2008 - - Taubman Centers, Inc. (NYSE: TCO) today announced a $250 million refinancing of Fair Oaks mall in Fairfax, Virginia.
“In these difficult capital markets, we are pleased to have now completed our financing plans for 2008 and 2009, as we have no significant debt maturities until 2010,” said Lisa A. Payne, vice chairman and chief financial officer of Taubman Centers.  “We appreciate having a strong bank group that continues to support our activities.”
The new nonrecourse loan has a three-year maturity with two one-year extension options and has been swapped to an all-in fixed rate of 4.56 percent for the first three years.  The proceeds were used to pay down the $140 million 6.6 percent existing debt on the property. Excess funds were distributed to the joint venture partners, and Taubman’s 50 percent share was used to pay down its revolving credit facilities.
The administrative agent for the loan was Eurohypo AG, New York Branch.  Calyon New York Branch served as syndication agent, and the two banks were joint lead arrangers and joint book runners.  Nine banks in total participated in the facility.
Taubman Centers, Inc., a real estate investment trust, owns, develops, acquires and operates regional shopping centers nationally.  Taubman Centers currently owns and/or manages 24 urban and suburban regional and super regional shopping centers in 11 states with an industry-leading sales productivity over $550 per square foot.  Taubman Centers is headquartered in Bloomfield Hills, Mich.

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This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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